Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Roger G. Stoll, Ph.D.	Erika Moran/ Dian Griesel, Ph.D.
Chairman, President and CEO	The Investor Relations Group
Cortex Pharmaceuticals, Inc.	212.825.3210
949.727.3157

CORTEX REPORTS THIRD QUARTER OPERATING RESULTS

IRVINE, CA (November 8, 2007) — Cortex Pharmaceuticals, Inc. (AMEX: COR, http://www.cortexpharm.com) reported a net loss of $2,962,000, or $0.07 per share for the quarter ended September 30, 2007 compared with a net loss of $3,635,000, or $0.10 per share for the corresponding prior year period. Non-cash stock-based compensation charges for the quarter ended September 30, 2007 and 2006 were approximately $635,000 and $731,000, respectively.

For the nine months ended September 30, 2007, Cortex reported a net loss of $9,696,000, or $0.24 per share compared to a net loss of $12,592,000, or $0.37 per share for the corresponding prior year period. Non-cash stock-based compensation charges for the nine months ended September 30, 2007 and 2006 were approximately $1,704,000 and $2,607,000.

Results for the quarter ended September 30, 2007 reflect decreased operating expenses due to the timing of additional toxicology studies performed for the AMPAKINE® CX717 in prior periods.

Operating results for the year-to-date reflect decreased preclinical and clinical development expenses, given that Cortex only recently was able to re-activate some of its clinical activities and its new Chief Medical Officer joined the company in mid-October 2007. Non-cash stock compensation charges decreased due to a decrease in stock options granted during the current year period, along with the vesting schedules of earlier granted options.

Cortex’s cash and marketable securities at September 30, 2007 approximated $20,233,000, which amount the company anticipates will support its funding requirements into 2009.

As indicated in its recently hosted shareholder conference call, Cortex’s plans for 2008 include the re-activation of its Alzheimer’s disease PET scan study, along with initiation of two studies of CX717 as a potential acute therapy for respiratory depression. Cortex also plans to advance AMPAKINE CX701 into Phase I clinical trials during the same timeframe.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for neurological and psychiatric disorders. The Company is pioneering a class of proprietary pharmaceuticals called AMPAKINE compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. Cortex has alliances with N.V. Organon for the treatment of schizophrenia and depression and with Les Laboratoires Servier for the development of AMPAKINE compounds to treat the neurodegenerative effects associated with aging and disease. In December 2006 Cortex terminated the research collaboration with Servier enabling Cortex to pursue the use of AMPAKINE compounds in the treatment of neurodegenerative diseases on a global basis. However, Servier retained the right to select up to three compounds developed during the collaboration for further development for the treatment of neurodegenerative diseases. Cortex may receive additional milestones and royalties if either Organon or Servier is successful in developing and commercializing AMPAKINE compounds.

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities. The success of such activities depends on a number of factors, including the risks that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that competitors may challenge or design around the Company’s patents or develop competing technologies; and that preclinical or clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly preclinical and clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

(tables follow)

Cortex Pharmaceuticals, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$—	$402	$—	$864
Operating expenses (A):
Research and development	1,941	3,192	6,943	10,363
General and administrative	1,182	1,014	3,179	3,603

Total operating expenses	3,123	4,206	10,122	13,966

Loss from operations	(3,123)	(3,804)	(10,122)	(13,102)
Interest income, net	161	169	426	510

Net loss	$(2,962)	$(3,635)	$(9,696)	$(12,592)

Loss per share:
Basic and diluted	$(0.07)	$(0.10)	$(0.24)	$(0.37)
Shares used in computing per share amounts
Basic and diluted	42,613	34,830	40,316	34,158
(A) Operating expenses include the following non-cash stock compensation charges:
Research and development	$314	$488	$1,038	$1,573
General and administrative	321	243	666	1,034

	$635	$731	$1,704	$2,607

Cortex Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands)

	September 30, 2007 (Unaudited)	December 31, 2006
Assets:
Cash and cash equivalents	$7,432	$1,650
Marketable securities	12,801	7,799
Other current assets	394	525

	20,627	9,974
Furniture, equipment and leasehold improvements, net	826	428
Other	33	33

Total assets	$21,486	$10,435

Liabilities and Stockholders’ Equity:
Accounts payable and accrued expenses	$2,046	$2,056
Deferred rent liability	40	58
Stockholders’ equity	19,400	8,321

Total liabilities and stockholders’ equity	$21,486	$10,435

MORE INFORMATION AT www.cortexpharm.com

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